EXHIBIT 99.1

MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
ANNOUNCES CLOSING IOWA OPERATION SALE

New Berlin, WI (October 25, 2007). Merchants & Manufacturers Bancorporation, Inc. (OTC Bulletin Board: MMBI) (“Merchants”), today announced the closing of the previously announced sale of our subsidiary bank in Iowa, Fortress Bank of Cresco, to Decorah Bank & Trust Company of Decorah, Iowa.

Michael J. Murry, Chairman, stated “We continue to believe the sale of Fortress Bank of Cresco to Decorah Bank and Trust Company will be good for the clients and employees of the bank as well as for the community of Cresco.  We would like to thank the Board of Directors, management team and employees of the bank for their hard work and dedication to our organization over the last five years.”

Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee.  Through our Community Financial Group network, we operate six banks in Wisconsin (Community Bank Financial, Fortress Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank).  Together, our banks operate 45 offices in the communities they serve with more than 100,000 clients and total assets of $1.5 billion.  In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services.  Merchants’ shares trade on the OTC Bulletin Board under the symbol “MMBI.”

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

This release contains forward-looking statements concerning Merchants’ prospects that are based on the current expectations and beliefs of management.  When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements.  Additional forward-looking statements relate to the elements of Merchants' strategic plan and the implementation of such elements.  The statements contained herein and such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond Merchants’ control, that could cause Merchants’ actual results and performance to differ materially from what is expected.  In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Merchants and its ability to successfully implement its strategic plan:  general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of Merchants’ loan and investment portfolio.  Such uncertainties and other risk factors are discussed further in Merchants' filings with the Securities and Exchange Commission.  Merchants undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

For more information contact:

Michael J. Murry, Chairman of the Board of Directors - (414) 425-5334